Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-261245) on Form S-8 of Clarus Therapeutics Holdings, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements of Clarus Therapeutics Holdings, Inc., appearing in this Annual Report on Form 10-K of Clarus Therapeutics Holdings, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Chicago, Illinois

March 31, 2022